Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement, Pre-effective Amendment No. 2 to Form S-3 (No. 333-183355), of our report dated March 15, 2013 relating to the financial statements and financial statement schedules, which appear in Preferred Apartment Communities, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2012. We also hereby consent to the incorporation by reference in this Registration Statement, Pre-effective Amendment No. 2 to Form S-3 (No. 333-183355), of our report dated July 12, 2013 relating to the statement of revenue and certain operating expenses of Trail Creek Apartments II for the period of March 12, 2012 to December 31, 2012, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated June 14, 2013. We also hereby consent to the incorporation by reference in this Registration Statement, Pre-effective Amendment No. 2 to Form S-3 (No. 333-183355), of our report dated April 3, 2013 relating to the combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park for the years ended December 31, 2012, 2011 and 2010, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated January 17, 2013. We also hereby consent to the incorporation by reference in this Registration Statement, Pre-effective Amendment No. 2 to Form S-3 (No. 333-183355), of our report dated March 3, 2011 relating to the combined statements of revenue and certain operating expenses of Oxford Rise and Oxford Summit for the years ended December 31, 2010, 2009 and 2008, which appears in Preferred Apartment Communities, Inc.'s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (No. 333-176604). We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Atlanta, GA
October 4, 2013